                                                                  EXECUTION COPY



                             STOCKHOLDERS AGREEMENT

         STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of March 13, 2000, by and among SIEMENS CORPORATION, a Delaware corporation ("Siemens"), EMILIA ACQUISITION CORP., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of Siemens, and the Persons listed on the signature pages hereto (each in such Person's individual capacity, a "Stockholder", and collectively, the "Stockholders").

                                    RECITALS

         A. Each of the Stockholders is, as of the date hereof, the record and beneficial owner of the number of shares of capital stock, of Entex Information Services, Inc., a Delaware corporation (the "Company"), set forth on Annex I hereto.

         B. Siemens, Acquisition and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined in this Agreement have the same meanings ascribed to those terms in the Merger Agreement), which provides, among other things, for the merger (the "Merger") of Acquisition with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.

         C. As a condition to the willingness of Siemens and Acquisition to enter into the Merger Agreement, and in order to induce Siemens and Acquisition to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Siemens and Acquisition of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Siemens and Acquisition, severally and not jointly, as follows:

                  (a) Such Stockholder is the record and beneficial owner of the shares of capital stock of the Company (as may be adjusted from time to time pursuant to Section 7 hereof, the "Shares") set forth opposite the Stockholder's name on Annex I to this Agreement.

                  (b) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (c) This Agreement has been duly authorized by all requisite action (corporate, partnership or other) on the part of such Stockholder, has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of the Stockholder's obligations under this Agreement will not,

(i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Stockholder under, any of the terms, conditions or provisions of (A) the certificate or article of incorporation or bylaws or other comparable organizational documents of the Stockholder if applicable or (B) (x) any law or order of any governmental or regulatory authority applicable to such Stockholder or any of the Stockholder's assets or properties, or (y) any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement, or (ii) require any filing by the Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party.

                  (e) The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder, and not subject to any preemptive rights.

         2. Representations and Warranties of Siemens and Acquisition. Each of Siemens and Acquisition hereby represents and warrants to the Stockholders as follows:

                  (a) Each of Siemens and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of them has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by each of Siemens and Acquisition and constitutes the legal, valid and binding obligation of each of Siemens and Acquisition, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) The execution and delivery of this Agreement by Siemens and Acquisition do not, and the performance by Siemens and Acquisition of their obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Siemens or Acquisition under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws of Siemens or Acquisition or (B) (x) any law or order of any governmental or regulatory authority applicable to Siemens or Acquisition or any of their respective assets or properties, or (y) any contract to which Siemens or Acquisition is a party or by which Siemens or Acquisition or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Siemens or Acquisition to consummate the transactions contemplated by this Agreement, or (ii) require any filing by Siemens or Acquisition with, or any permit, authorization, consent or approval of, any governmental or regulatory authority.

         3. Grant of Options.

                  (a) Each Stockholder hereby irrevocably grants to Acquisition an exclusive option (the "Call Option") to purchase all Shares of such Stockholder at the Merger Price per Share specified in Section 2.1(c) of the Merger Agreement (the "Option Price"), which Option shall be exercisable by Acquisition at any time after the date hereof and prior to the termination of this Agreement.

                  (b) If (i) the Information Statement has been filed with the SEC in preliminary form in accordance with Section 5.4 of the Merger Agreement;
(ii) a period of twelve days has elapsed following such filing; (iii) the Company has been advised by the staff of the SEC that it is in the process of reviewing the Information Statement and notwithstanding the Company's reasonable efforts that review has not been completed; and (iv) all of the conditions described in Section 6.1 of the Merger Agreement (other than Section 6.1(e)) have been satisfied, then the Stockholders shall have the option (the "Put Option", and together with the Call Option, the "Options") to require Acquisition to purchase from the Stockholders all, but not less than all, of the Shares of each Stockholder at the Option Price. The Put Option may be exercised by the Stockholders at any time beginning on the date on which the conditions specified in clauses (i) through (iv) of the preceding sentence are satisfied until this Agreement is terminated.

                  (c) To exercise an Option, the exercising party shall send a written notice ("Exercise Notice") to each other party specifying the place and the time (which shall be not less than two business days and not more than four business days after the date of the Exercise Notice) for the closing of the purchase and sale of the Shares in accordance with the exercise of the Option. The closing of the purchase and sale of the Shares (the "Option Closing") pursuant to the exercise of the Option shall take place at the place and at the time designated by the exercising party in the Exercise Notice. The obligation of Siemens or its designee to purchase the Shares at the Option Closing shall be subject to the conditions that (i) all of the conditions described in Section
6.1 of the Merger Agreement (other than Section 6.1(e)) shall have been satisfied and (ii) proper arrangements shall have been made to give effect to the provisions of Section 1.6 of the Merger Agreement, and the securities law requirements described in Section 1.6(b) shall have been satisfied.

                  (d) At the Option Closing, each Stockholder shall sell, assign, convey and transfer to Acquisition, each such Stockholder's Shares, free and clear of any and all liens, claims, security interests, encumbrances, options or adverse claims whatsoever, and each Stockholder shall deliver or cause to be delivered to Acquisition a certificate or certificates representing the number of Shares to be delivered by such Stockholder at the Option Closing, duly endorsed, or accompanied by stock powers duly executed in blank, with all required transfer tax stamps affixed thereto. Siemens shall procure that the applicable portions of the Option Price are paid not later than the dates the corresponding portions of the Merger Price per Share first are payable under the Merger Agreement. Payment of each amount will be by wire transfer or certified or bank cashier's check or checks.

                  (e) In the event of any change in the Company's capital stock by reason of any stock dividend, stock split, merger, consolidation, recapitalization, combination, conversion, exchange of shares or dividend or other change in the corporate or capital structure of the Company, which would have the effect of diluting or changing Acquisition's rights hereunder, the number and kind of shares or securities subject to the Options and the Option Price shall be appropriately and equitably adjusted so that (i) Acquisition shall receive, at the Option Closing, the number and class of shares or other securities or property that Acquisition would have received and (ii) the Stockholders shall receive, at the Option

Closing, the consideration they would have received in respect of the Shares purchasable upon exercise of the Options if the Options had been exercised immediately prior to such event.

         4. Voting. Each of the Stockholders hereby agrees that such
Stockholder: (i) will vote all Shares owned by the Stockholder in favor of the Merger and the Merger Agreement, at any meeting of the Company's stockholders, or, if requested by Siemens or Acquisition, execute and deliver written consents to the same effect; (ii) will provide all notices and perform all actions necessary for the consummation of the transactions contemplated by the Merger Agreement; and (iii) will vote against, and will not vote or grant any consent in favor of, or that would facilitate, any Acquisition Transaction other than the Merger and the other transactions contemplated by the Merger Agreement.

         5. Transfer of the Shares. Prior to the termination of this Agreement, except as otherwise provided in this Agreement, none of the Stockholders shall:
(i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby. Acquisition hereby agrees not to transfer any Shares purchased upon exercise of an Option until this Agreement has terminated.

         6. Grant of Irrevocable Proxy; Appointment of Proxy.

                  (a) Each of the Stockholders hereby irrevocably grants to, and appoints, Siemens and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent, waiver or approval in respect of such Stockholder's Shares, in connection with any meeting of the Stockholders of the Company or otherwise, (i) in favor of the Merger and the other transactions and actions contemplated by the Merger Agreement, and
(ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Transaction other than the Merger.

                  (b) Each of the Stockholders represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that such proxies are hereby revoked.

                  (c) Each of the Stockholders hereby affirms that the proxy set forth in this Section 6 is irrevocable and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performances of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest in the Shares and, except as set forth in
Section 11 of this Agreement, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

         7. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares or the acquisition of additional shares of capital stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

                  (a) Drag-Along Notices. To the extent applicable to such Stockholder, each Stockholder hereby agrees that such Stockholder (i) shall deliver all notices required to be delivered by that certain Stockholders Agreement, dated December 10, 1993, between Dort A. Cameron, III, Entex Associates, L.P. and other signatories thereto, in order to exercise the drag-along rights granted under that agreement to require the stockholders of the Company party thereto to sell their shares to Acquisition at the Option Price per share and (ii) thereafter shall use its reasonable best efforts to enforce (and shall not grant or enter into any waiver or modification with respect to) such drag-along rights; provided, however, that no Stockholder shall be required to incur any material expense or liability or commence any legal proceeding.

         8. Certain Other Agreements. From the date of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Measurement Date, none of the Stockholders shall, and none of the Stockholders shall authorize or permit any advisor or representative retained by or acting for or on behalf of any such Stockholder to, directly or indirectly, (i) take any action to knowingly solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any offer or proposal for an Acquisition Transaction, other than the transactions contemplated by the Merger Agreement or by this Agreement or (ii) knowingly engage in negotiations, discussions or communications regarding or disclose any information relating to the Company or afford access to the properties, books or records of the Company to any person, corporation, partnership or other entity or group that may be considering making or has made, a proposal for an Acquisition Transaction.

         9. Further Assurances. Each of the Stockholders shall, upon request of Siemens or Acquisition, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Siemens or Acquisition to be necessary or desirable to carry out the provisions hereof and to vest in Siemens the power to vote, grant consents and grant waivers with respect to the Shares as contemplated by Section 6 of this Agreement.

         10. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the acquisition by Siemens, through Acquisition or otherwise, of all the Shares; (ii) if the Options have not been exercised, the termination of the Merger Agreement in accordance with its terms; or (iii) the Effective Time; provided, however, that Section 9 shall survive any termination of this Agreement pursuant to clause (i) of this sentence.

         11. Public Announcements. Each of the Stockholders, Siemens and Acquisition agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties, which consents shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

         12. Miscellaneous.

                  (a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                           (1) if to any or all of the Stockholders, to them in care of:

                                    Dort A. Cameron, III
                                    The Airlie Group
                                    115 East Putnam Avenue
                                    Greenwich, Connecticut 06830
                                    Facsimile: (203) 661-0479




                  with a copy to:

                                    Cahill Gordon & Reindel
                                    80 Pine Street
                                    New York, New York 10005
                                    Facsimile (212) 269-5420
                                    Attention:  Gerald S. Tanenbaum


                  and

                           (2)      if to Siemens or Acquisition, to:

                                    Siemens Corporation
                                    153 East 53rd Street
                                    New York, New York 10022
                                    Facsimile:  (212) 258-4945
                                    Attention:  General Counsel

                  with a copy to:

                                    Clifford Chance Rogers & Wells LLP
                                    200 Park Avenue
                                    New York, New York 10166
                                    Facsimile:  (212) 878-8375
                                    Attention:  John A. Healy

                           (3)      if to the Company, to:

                                    Entex Information Services, Inc.
                                    Six International Drive
                                    Rye Brook, New York 10573
                                    Facsimile: (914) 935-3880
                                    Attention:  Lynne A. Burgess

                  with a copy to:

                                    Cahill Gordon & Reindel
                                    80 Pine Street
                                    New York, New York 10005
                                    Facsimile (212) 269-5420
                                    Attention:  Gerald S. Tanenbaum

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

                  (d) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

                  (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                  (f) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment shall be null and void; provided, however, that either of Siemens or Acquisition may, without the prior written consent of any Stockholder, assign its rights and obligations to any of its direct or indirect wholly owned subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (g) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

                  (i) No amendment, modification or waiver in respect to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

                  (j) No person who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect any action taken by any Stockholder in his or her capacity as an officer or director of the Company in connection with the Company's rights under the Merger Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of Siemens, Acquisition and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                 SIEMENS CORPORATION


                                 By:   /s/ Gerald Wright
                                    --------------------------------------------
                                    Name:  Gerald Wright
                                    Title: Executive Vice President and
                                           Chief Financial Officer



                                 By:   /s/ Michael Schiefen
                                    --------------------------------------------
                                    Name:  Michael Schiefen
                                    Title: Vice President, Corporate Development


                                 EMILIA ACQUISITION CORP.


                                 By:   /s/ Michael Schiefen
                                    --------------------------------------------
                                    Name:  Michael Schiefen
                                    Title: Vice President


                                    /s/ Dort A. Cameron III
                                    --------------------------------------------
                                        DORT A. CAMERON III


                                 ENTEX ASSOCIATES L.P.

                                 By its General Partner, the Putnam Group, Inc.


                                 By:   /s/ Kenneth A. Ghazey
                                    --------------------------------------------
                                    Name:  Kenneth A. Ghazey
                                    Title: President


                                    /s/ John A. McKenna, Jr.
                                    --------------------------------------------
                                        JOHN A. MCKENNA, JR.

                                     ANNEX I

                               Ownership of Shares

         HOLDER                                             NUMBER OF SHARES
         ------                                             ----------------
         Dort A. Cameron, III                                2,669,653
         Entex Associates L.P.                              21,407,739
         John A. McKenna, Jr.                                  642,204